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                                                                    Exhibit 23.5

     In connection with the Purchase Agreement, dated May 21, 1999 (the "Purchase Agreement"), among Caithness Coso Funding Corp. (the "Issuer"), Coso Finance Partners, a California general partnership, Coso Energy Developers, a California general partnership, and Coso Power Developers, a California general partnership (collectively, the "Guarantors"), and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"), relating to the Issuer's 6.80% Senior Secured Notes due 2001 (the "2001 Notes") and the Issuer's 9.05% Senior Secured Notes due 2009 (the "2009 Notes" and, together with the 2001 Notes, the "Notes") and each Guarantor's guarantee of the Notes, GeothermEx, Inc. (the "Geothermal Consultant"), hereby certifies as follows:

     1. The Geothermal Consultant has consented to the references to it in the Exchange Offer Registration Statement (as defined in the Purchase Agreement) and to the use of the report prepared by the Geothermal Consultant, dated May 1999, and contained in Exhibit C to the Exchange Offer Registration Statement (the "Geothermal Consultant's Report").

Dated: July 22, 1999

                              GEOTHERMEX, INC.


                              By   /s/ Subir K. Sanyal
                                -------------------------------
                                       Subir K. Sanyal
                                       President